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Exhibit 99.3

Consent of Morgan Stanley & Co. LLC

        We hereby consent to the use in the Registration Statement of WillScot Corporation on Form S-4 and in the Joint Proxy Statement/Prospectus of WillScot Corporation and Mobile Mini, Inc., which is part of the Registration Statement, of our opinion dated March 1, 2020, appearing as Annex F to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings "Summary—Opinions of WillScot's Financial Advisors", "The Merger—Background of the Merger", "The Merger—WillScot Board's Recommendation and Reasons for the Merger", "The Merger—Opinions of WillScot's Financial Advisors" and "The Merger—Certain Unaudited Prospective Financial Information". In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC
By:	/s/ YOSUKE NISHIBAYASHI
Name: Yosuke Nishibayashi Title: Executive Director

New York, New York
April 17, 2020

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  Exhibit 99.3
Consent of Morgan Stanley & Co. LLC